Exhibit 23.1

November 5, 2004

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

Reference is made to the Prospectus Supplement dated October 29, 2004 relating to Wells Fargo & Company’s Notes Linked to the Wells Fargo Industrial Commodities BasketSM due November 5, 2007 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We hereby consent to the inclusion of our opinion and to the reference to us under the heading “United States Federal Income Tax Consequences” in the Prospectus Supplement.

Very truly yours, /s/ FAEGRE & BENSON LLP FAEGRE & BENSON LLP